Filed under Rule 433

File No. 333-174906-01

Final Term Sheet

August 5, 2013

Issuer:	Consumers Energy Company
Security:	3.375% First Mortgage Bonds due 2023
Aggregate Principal Amount Offered:	$325,000,000
Maturity Date:	August 15, 2023
Coupon:	3.375%
Yield to Maturity:	3.381%
Spread to Treasury:	+73 basis points
Benchmark Treasury Security:	1.750% due May 15, 2023
Benchmark Treasury Yield:	2.651%
Interest Payment Dates:	February 15 and August 15
First Interest Payment Date:	February 15, 2014
Public Offering Price:	99.949%
Optional Redemption:	Make-whole call at any time prior to May 15, 2023 at Treasury rate plus 15 basis points and, thereafter, at par
Trade Date:	August 5, 2013
Settlement Date:	August 9, 2013 (T+4)
Expected Ratings:	A2 / A- / A- (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	Citigroup Global Markets Inc.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Co-Manager:	SMBC Nikko Securities America, Inc.
CUSIP/ISIN:	210518 CV6 / US210518CV68

Consumers Energy Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, RBC Capital Markets, LLC toll-free at 1-866-375-6829, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930 and SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786.

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